Exhibit 99.1

SWK Holdings Corporation Announces Financial Results for Fourth Quarter 2023

Conference Call and Live Audio Webcast Scheduled for Thursday, March 21, 2024, at 10:00 a.m. ET

Corporate Highlights

•	Fourth quarter 2023 and 2022 net income was $2.8 million
•	Full year 2023 net income was $15.9 million, compared to full year 2022 net income of $13.5 million
•	Closed a $33.0 million public offering of senior notes
•	Repurchased 14,233 shares of common stock during the fourth quarter for a total cost of $0.2 million; year-to-date 2024 through March 14th, repurchased an additional 51,169 shares for a total cost of $0.9 million
•	After quarter end, signed Exclusive Option and Asset Purchase Agreement granting strategic partner an exclusive two-year option to purchase certain tangible assets of Enteris for approximately $6 million, in exchange for a low-single digit million dollar option fee as well as mid-single digit million dollar guaranteed annual revenue payments in calendar years 2024 and 2025

Finance Receivables Segment Update

•	Fourth quarter 2023 finance receivables segment adjusted non-GAAP net income was $3.7 million, compared with segment adjusted non-GAAP net income of $4.4 million for the fourth quarter of 2022
•	For 2023, the specialty finance segment generated a 10.0% adjusted return on tangible book value
•	As of December 31, 2023, gross finance receivables were $288.4 million, a 16.1% increase from December 31, 2022
•	During the fourth quarter 2023, closed four new financing transactions totaling $55.1 million including a $20.0 million loan to Shield Therapeutics PLC, a $6.0 million loan to Nicoya Lifesciences, Inc., a $15.0 million loan to Journey Medical Corporation, and the $14.1 million purchase of a series of sales-based milestones on a portfolio of Immune Globulin products
•	Fourth quarter 2023 finance portfolio effective yield was 14.0%, a 10-basis-point increase from December 31, 2022
•	Fourth quarter 2023 finance portfolio realized yield was 14.1%, a 310-basis-point increase from December 31, 2022
•	As of December 31, 2023, book value per share was $22.43 and non-GAAP tangible financing book value per share was $19.61

Dallas, TX, March 21, 2024 – SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science-focused specialty finance company catering to small- and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the fourth quarter ended December 31, 2023.

“The fourth quarter concluded a productive 2023 for SWK which we believe sets the stage for improved financial returns in 2024. During the quarter we improved our balance sheet through the issuance of $33.0 million of senior unsecured notes and a $15.0 million upsizing of our credit facility, we closed four transactions, ending the year with an all-time high gross finance receivables balance of $288.4 million, and the core finance portfolio generated a 14.0% effective yield.”

Mr. Staggs continued: “In March we signed an Exclusive Option and Asset Purchase agreement with a strategic partner granting the partner a two-year exclusive option to purchase certain Enteris tangible assets for $6 million. In consideration for the grant of the Option, the strategic partner agreed to pay Enteris a low-single digit million dollar option fee with the first portion payable upon execution of the agreement and the second portion payable by January 1, 2025 if the option is not exercised by that time. In addition, the strategic partner agreed to guarantee to Enteris minimum annual revenue payments in the mid-single digit million dollar amounts for the calendar years 2024 and 2025.

The agreement immediately reduces the Enteris cash burn and will continue to do so over the life of the agreement. The agreement does not include Enteris Intellectual Property including the Cara Therapeutics’ license and associated milestones and royalties, other licenses, the Peptelligence® platform, or internally developed 505b2 programs. SWK will continue to work with Enteris management to monetize these assets.”

Mr. Staggs continued: “The Exclusive Option and Asset Purchase agreement validates the progress our colleagues at Enteris have made over the past year and will provide additional resources for the team to build the Enteris CDMO platform. Moreover, the agreement allows SWK to focus on our core Specialty Finance segment and we expect the reduced Enteris cash burn will permit our shareholders to benefit from our Specialty Finance segment earnings to a greater degree.”

Mr. Staggs concluded: “We are bullish on SWK’s prospects in 2024 given our increased finance receivables portfolio, available liquidity to fund new deals, and continued demand for our customized loan and royalty products targeting innovative life science companies.

Fourth Quarter 2023 Financial Results

For the fourth quarter 2023, SWK reported total revenue of $9.9 million, a 0.9% increase compared to $9.8 million for the fourth quarter 2022. The increase in revenue for the three months ended December 31, 2023 consisted of a $0.6 million increase in Pharmaceutical Development segment revenue and a $0.5 million decrease in Finance Receivables segment revenue.

Pre-tax net income for the three months ended December 31, 2023 was $0.6 million, compared to $4.4 million net loss for the same period of the previous year. The year-over-year increase of $5.3 million is primarily due to a $6.3 million gain from the change in fair value of acquisition-related contingent consideration associated with the Enteris acquisition in 2019 in comparison to a $5.2 million loss in the prior year. Additionally, there were unrealized net gains on warrant assets, a realized gain on the sale of assets, and unrealized foreign currency gains totaling $2.0 million. This was partially offset by an $8.4 million goodwill impairment at the Company’s Enteris subsidiary.

GAAP net income for the quarter ended December 31, 2023, totaled $2.8 million compared with $2.8 million for the quarter ended December 31, 2022. Non-GAAP adjusted net income was $2.8 million, a 73.7% increase from $1.6 million net income for the fourth quarter 2022. Non-GAAP adjusted net income for the Finance Receivables segment was $3.7 million, a 16.6% decrease from $4.4 million net income for the fourth quarter 2022.

During the year ended December 31, 2023, there were $55.8 million of interest, fees, principal and royalty payments on our finance receivables, which were partially offset by $74.1 million of new and existing investment funding. As a result, gross income-producing assets (defined as finance receivables and corporate debt securities) totaled $288.4 million as of December 31, 2023. This is a 16.1% increase compared with income-producing assets of $248.4 million as of December 31, 2022. Net investment portfolio receivables totaled $274.5 million while the allowance for credit losses totaled $13.9 million as of December 31, 2023. Total net investment assets, which include income-producing assets plus equity-linked securities, totaled $276.3 million as of December 31, 2023, compared to December 31, 2022, total investment assets of $237.9 million.

Book value per share was $22.43 as of December 31, 2023, compared to $21.80 as of December 31, 2022. Non-GAAP tangible financing book value per share totaled $19.61 compared to $19.02 as of December 31, 2022. Management views non-GAAP tangible financing book value per share, which removes the value of the deferred tax assets and Enteris net asset value, as a relevant metric to value the Company’s core finance receivable business.

Tables detailing SWK’s financial performance for the fourth quarter of 2023 are below.

Portfolio Status

During the fourth quarter SWK closed three term loans deploying $41.0 million and purchased a portfolio of sales-based milestones for $14.1 million. SWK also advanced $1.5 million to an existing borrower.

For the fourth quarter 2023, the realized yield of the finance receivables portfolio was 14.1%, versus 11.0% for the same period in the previous year. The realized yield is inclusive of all fees, including all realized unamortized fees, amendment fees, and prepayment fees, and is calculated based on the simple average of finance receivables at the beginning and end of the period. The realized yield may differ from the effective yield due to actual cash collections being greater or lesser than modeled.

As of December 31, 2023, non-accrual finance receivables totaled $26.0 million. Of the total $26.0 million, $10.4 million consisted of a non-accrual financing originally to Flowonix Medical, $9.1 million consisted of a loan to Trio Healthcare, $3.8 million consisted of a royalty purchase originally to Ideal Implant, and $2.6 million consisted of a royalty to Best ABT, Inc. SWK is working with Trio to achieve a resolution.

As of December 31, 2023, SWK had $5.0 million of unfunded commitments.

Total portfolio investment activity for the three months ended December 31, 2023 and 2022 was as follows (in thousands):

	Three Months Ended December 31,
	2023	2022
Beginning Portfolio	$224,951	$222,178
Interest paid-in-kind	1,500	2,660
Provision for credit losses	(2,371)	(3,491)
Investment in finance receivables	55,100	21,368
Loan discount and fee accretion	323	765
Remeasurement of finance receivable	478	539
Net unrealized (loss) gain on marketable investments and warrant assets	(81)	(200)
Principal payments received on investments	(2,885)	(513)
Royalty (paydown) accretion	(1,247)	(1,235)
Realized loss on sale of investments	—	(130)
Warrant and equity investments, net of sales and cancellations	543	(4,090)
Ending Portfolio	$276,311	$237,851

Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP) for the three months ended December 31, 2023 and 2022. The table eliminates provisions for (benefits from) income taxes, non-cash mark-to-market changes on warrant assets and equity securities, amortization of Enteris’ intangible assets, goodwill impairment expense, foreign currency transaction gains or losses, and any non-cash impact on the remeasurement of contingent consideration (in thousands):

	Three Months Ended December 31,
	2023	2022
Net income	$2,844	$2,832
Add (subtract): Income tax (benefit) expense	(2,333)	(7,211)
Add: Enteris amortization expense	426	426
Add (subtract): Unrealized net (loss) gain on warrants assets	(690)	206
Add: Goodwill impairment expense	8,404	—
Subtract: Unrealized net gain on equity securities	—	(6)
Add: Other non-recurring expenses	—	—
Add: Foreign currency transaction (loss) gain	(391)	215
Add (subtract): Loss (gain) on change in fair value of contingent consideration	(6,300)	5,170
Add: warrant write-off	774	—
Adjusted income before income tax (benefit) expense	2,834	$1,632
Adjusted income tax (benefit) expense	—	—
Non-GAAP net income	$2,834	$1,632

In the table above, management has deducted the following non-cash items: (i) change in the fair-market value of equities and warrants, as mark-to-market changes are non-cash, (ii) income taxes, as the Company has substantial net operating losses to offset against future income, (iii) amortization expense associated with Enteris’ intangible assets, (iv) (gain) loss on remeasurement of contingent consideration, (v) foreign currency (loss) gain, and (vi) impairment expense associated with Enteris’ goodwill.

Finance Receivables Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s consolidated adjusted income before provision for income tax expense, listed in the table above, to the non-GAAP adjusted net income for the Finance Receivable segment for the three months ended December 31, 2023 and 2022. The table eliminates Enteris’ operating loss. The adjusted income before income tax expense is derived in the table above and eliminates income tax expense, non-cash mark-to-market changes on warrant assets and equity securities (in thousands):

	Three Months Ended December 31,
	2023	2022
Non-GAAP net income	$2,834	$1,632
Add (subtract): Enteris operating loss (income), excluding amortization expense and change in fair value of contingent consideration	823	2,752
Adjusted Finance Receivable segment income before income tax (benefit) expense	$3,657	$4,384
Adjusted income tax (benefit) expense	—	—
Finance Receivables segment adjusted non-GAAP net income	$3,657	$4,384

Non-GAAP Tangible Finance Book Value Per Share

The following table provides a reconciliation of SWK’s GAAP book value per share to its non-GAAP tangible finance book value per share as of December 31, 2023 and 2022. The table eliminates the deferred tax assets, intangible assets, goodwill, Enteris’ property and equipment and acquisition-related contingent consideration(in thousands, except per share data):

	Year Ended December 31,
	2023	2022
GAAP shareholder’s equity	$280,315	$279,929
Shares outstanding	12,498	12,843
GAAP book value per share	$22.43	$21.80

Less: Deferred tax assets, net	(28,290)	(24,480)
Less: Intangible assets, net	(6,487)	(8,190)
Less: Goodwill	—	(8,404)
Less: Enteris Property and equipment, net	(5,306)	(5,817)
Plus: Contingent consideration payable	4,900	11,200
Non-GAAP tangible finance book value	245,132	244,238
Shares outstanding	12,498	12,843
Tangible book value per share	$19.61	$19.02

Non-GAAP Financial Measures

This release includes non-GAAP adjusted net income, non-GAAP finance receivable segment net income, and non-GAAP tangible financing book value per share, which are metrics that are not compliant with generally accepted accounting principles in the United States (GAAP).

Non-GAAP adjusted net income is adjusted for certain items including (i) changes in the fair-market value of public equity-related assets and SWK’s warrant assets as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, (iii) changes in the fair-market value of contingent consideration associated with the Enteris acquisition as these changes are non-cash, and (iv) depreciation and amortization expenses, primarily associated with the Enteris acquisition.

In addition to the adjustments noted above, non-GAAP finance receivable segment net income also excludes Enteris’ operating losses.

Non-GAAP tangible financing book value per share excludes the deferred tax asset, intangible assets, goodwill, Enteris’ PP&E, and contingent consideration associated with the Enteris transaction.

These non-GAAP measures may not be directly comparable to similar measures used by other companies in the Company’s industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Non-GAAP financial results are reported in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Further, non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.

Conference Call Information

SWK Holdings will host a conference call and live audio webcast on Thursday, March 21, 2024 at 10:00 a.m. ET, to discuss its corporate and financial results for the fourth quarter 2023.

Interested participants and investors may access the audio webcast via https://www.webcaster4.com/Webcast/Page/3029/50146 or the Events section of SWK Holdings’ Investor Relations website, https://swkhold.investorroom.com/events.

Additionally, interested participants and investors may access the conference call telephonically by dialing either:

•	888-506-0062 (U.S.)
•	973-528-0011 (International)
•	Participant Access Code: 884093

An archive of the webcast will remain available on SWK Holdings’ website for 12 months beginning at approximately 11:00 a.m. ET, on March 21, 2024.

About SWK Holdings Corporation

SWK Holdings Corporation is a life science focused specialty finance company partnering with small- and mid-sized commercial-stage healthcare companies. SWK provides non-dilutive financing to fuel the development and commercialization of lifesaving and life-enhancing medical technologies and products. SWK’s unique financing structures provide flexible financing solutions at an attractive cost of capital to create long-term value for all SWK stakeholders. SWK’s solutions include structured debt, traditional royalty monetization, synthetic royalty transactions, and asset purchases typically ranging in size from $5.0 million to $25.0 million. SWK also owns Enteris BioPharma, a clinical development and manufacturing organization providing development services to pharmaceutical partners as well as innovative formulation solutions built around its proprietary oral drug delivery technologies, the Peptelligence® platform. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor For Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Tiberend Strategic Advisors, Inc.

Daniel Kontoh-Boateng (Investors)

dboateng@tiberend.com

Eric Reiss (Media)

ereiss@tiberend.com

SWK HOLDINGS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	Year Ended December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$4,503	$6,156
Restricted cash	733	—
Interest and accounts receivable, net	4,729	3,094
Other current assets	1,904	1,114
Total current assets	11,869	10,364

Finance receivables, net	274,504	236,555
Collateral on foreign currency forward contract	2,750	2,750
Marketable investments	48	76
Deferred tax assets, net	28,290	24,480
Warrant assets	1,759	1,220
Goodwill	—	8,404
Intangible assets, net	6,487	8,190
Property and equipment, net	5,438	5,840
Other non-current assets	3,109	1,742
Total assets	$334,254	$299,621

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,944	$3,902
Revolving credit facility	—	2,445
Total current liabilities	3,944	6,347

Contingent consideration payable	4,900	11,200
Unsecured senior notes, net	30,781	—
Revolving credit facility	12,350	—
Other non-current liabilities	1,964	2,145
Total liabilities	53,939	19,692

Stockholders’ equity:
Preferred Stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,497,770 and 12,843,157 shares issued and outstanding at December 31, 2023 and 2022, respectively	12	12
Additional paid-in capital	4,425,104	4,430,922
Accumulated deficit	(4,144,801)	(4,151,005)
Total stockholders’ equity	280,315	279,929
Total liabilities and stockholders’ equity	$334,254	$299,621

SWK HOLDINGS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues:
Finance receivable interest income, including fees	$9,200	$9,716	$36,346	$35,461
Pharmaceutical development	586	24	1,202	5,485
Other	104	57	212	538
Total revenues	9,890	9,797	37,760	41,484
Costs and expenses:
Allowance for credit losses	2,371	3,491	1,912	3,491
Impairment of goodwill	8,404	—	8,404	—
Interest expense	1,128	98	1,849	340
Pharmaceutical manufacturing, research and development expense	602	1,780	3,436	6,952
General and administrative	2,716	2,436	11,232	12,964
Change in fair value of acquisition-related contingent consideration	(6,300)	5,170	(6,300)	5,170
Depreciation and amortization expense	640	635	2,577	2,599
Income from operations	329	(3,813)	14,650	9,968
Other income (expense), net
Unrealized net (loss) gain on warrants	690	(206)	(55)	417
Unrealized net loss on equity securities	—	6	—	(528)
Realized loss from investments	(799)	(151)	(799)	(151)
Foreign currency transaction gain (loss)	391	(214)	817	(215)
Income before income tax benefit	611	(4,378)	14,613	9,491
Income tax benefit	(2,233)	(7,210)	(1,274)	(4,000)
Net income	$2,844	$2,832	$15,887	$13,491

Net income per share
Basic	$0.23	$0.22	$1.26	$1.05
Diluted	$0.23	$0.22	$1.25	$1.05
Weighted average shares outstanding
Basic	12,503	12,849	12,653	12,835
Diluted	12,558	12,911	12,696	12,880

SWK HOLDINGS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
Cash flows from operating activities:	2023	2022
Net income	$15,887	$13,491
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for credit losses	1,912	3,491
Amortization of debt issuance costs	493	69
Impairment of goodwill	8,404	—
Right-of-use asset amortization	333	229
Deferred income taxes	(1,286)	(3,941)
Change in fair value of warrants	55	(417)
Change in fair value of equity securities	—	528
Realized loss from write down of warrant assets	799	—
Foreign currency transaction (gain) loss	(1,876)	754
Loss on sale of marketable securities	—	151
Change in fair value of acquisition-related contingent consideration	(6,300)	5,170
Loan discount and fee accretion	(3,827)	(2,204)
Interest paid-in-kind	(1,826)	(5,995)
Stock-based compensation	509	500
Depreciation and amortization expense	2,577	2,599
Changes in operating assets and liabilities:
Interest and accounts receivable	(1,635)	(1,291)
Derivative assets and liabilities, net	1,059	(539)
Collateral on forward currency exchange contract	—	(2,750)
Other assets	(787)	(44)
Accounts payable and other liabilities	396	(1,599)
Net cash provided by operating activities	14,887	8,202
Cash flows from investing activities:
Proceeds from sale of investments and finance receivables	13,942	4,151
Investment in finance receivables	(74,125)	(93,118)
Repayment of finance receivables	11,703	45,673
Corporate debt securities principal payments	28	43
Purchases of property and equipment	(496)	(297)
Net cash used in investing activities	(48,948)	(43,548)
Cash flows from financing activities:
Net settlement for employee taxes on restricted stock and options	—	(160)
Payments for financing costs	(3,407)	—
Repurchases of common stock, including fees and expenses	(6,327)	(1,138)
Proceeds from senior unsecured notes	32,969	—
Net proceeds from revolving credit facilities	9,905	2,437
Payment of acquisition-related contingent consideration	—	(2,500)
Net cash provided by (used in) financing activities	33,140	(1,361)
Net decrease in cash, cash equivalents and restricted cash	(920)	(36,707)
Cash, cash equivalents and restricted cash, beginning of period	6,156	42,863
Cash, cash equivalents and restricted cash, end of period	$5,236	$6,156
Supplemental noncash flow activity:
Warrants received in connection with finance receivables	$1,364	$1,180
Cash paid for interest	$1,351	$268
Fair value of common stock received upon exercise of warrant	$—	$3,667